Gates Welcomes Chief Accounting Officer
June 17, 2024
Denver, Colorado, June 17, 2024. Gates Industrial Corporation plc (NYSE: GTES, “Gates”) is pleased to announce the appointment of John Patouhas as Senior Vice President & Chief Accounting Officer, effective today, Monday, June 17, 2024. John will be responsible for the strategic direction of Gates’ accounting function, including financial reporting, risk, controls, and compliance in accordance with applicable standards, laws and regulations.
“John brings significant manufacturing finance leadership experience to Gates and we look forward to the benefit of his background and expertise in ensuring a robust accounting and controls function as we continue to grow our business globally,” stated EVP/CFO Brooks Mallard, adding “we are delighted John has chosen to join Gates.”
Most recently John served as Vice President, Chief Accounting Officer for automotive components manufacturer Tenneco. Previously, John held positions of increasing responsibility at companies including Federal Mogul, Altair Engineering, TRW, Hayes Lemmerz and Collins & Aikman, with John providing leadership in the establishment of a strong reporting and controls framework to manage risk and ensure compliant finance and accounting processes.
John began his career in public accounting as an auditor with Deloitte, where his clients included General Motors and Detroit Diesel. After receiving his MBA, John worked in the energy industry with utility companies MCN and CMS Energy before embarking on a career in manufacturing. John brings to Gates a robust understanding of the financial systems, processes, and programs necessary to optimize the accounting function in a global manufacturing environment, as well as the organizational competencies to support above market growth and drive superior financial performance.
John is a dual graduate of Wayne State University, where he received his MBA with a Finance concentration and BBA in Accounting.
About Gates Industrial Corporation plc:
Gates Industrial Corporation plc is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment (“first-fit”) manufacturers as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries to everyday consumer applications including virtually every form of transportation. Our products are sold in more than 130 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.
Contacts:
Rich Kwas
(303) 744-4887
investorrelations@gates.com